Exhibit 99.1

Press Release

Vuzix Reports Third Quarter 2025 Results

-	Unlocked third Quanta Computer investment tranche, receiving $5 million and bringing total investment to $20 million

-	Appointed Dr. Chris Parkinson, as President, Vuzix Enterprise Solutions

-	Received first wave of volume purchase orders from a leading global online retailer

-	Awarded six-figure development order from a leading U.S. defense contractor

-	Ended the quarter with $22.6 million in cash; Q3 operating expenses down 22% year-over-year

ROCHESTER, N.Y., November 13, 2025 – Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or the “Company”), a leading supplier of AI-powered smart glasses, waveguides and Augmented Reality (AR) technologies, today reported its financial results for the third quarter ended September 30, 2025, and provided updates on its strategic progress.

“During the third quarter of 2025, Vuzix met all the manufacturing and performance requirements tied to the receipt of the third Quanta investment tranche and received $5 million from them, bringing Quanta’s investment to $20 million to support both enterprise and consumer smart glasses and related OEM waveguide initiatives. We are also now in discussions with Quanta on further means by which to ramp activities to support the development and scaling of next-generation AI smart glasses as this industry begins to accelerate,” said Paul Travers, President and CEO of Vuzix.

“We appointed Dr. Chris Parkinson, co-founder and former CTO/CEO of RealWear, as President of Vuzix’ Enterprise Solutions business to take advantage of the recent customer shift from push to pull and convert demand into deployments. Chris’ mandate spans the entire enterprise stack, including product portfolio and roadmap, solutions architecture, sales, strategic partnerships, customer adoption, and global channels, so we can capture the clear, measurable value smart glasses deliver in the enterprise: higher productivity, faster time-to-resolution, better safety, and more consistent quality.”

“Additionally, we received the first wave of purchase orders from a leading global online retailer to begin utilizing Vuzix smart glasses to support their maintenance programs in the U.S. and Canada, with deliveries ramping significantly in Q4 2025 after months of validation testing. We were also awarded a six-figure development order for customized waveguides powering a new lightweight HUD for military personnel from a leading U.S. defense contractor,” said Mr. Travers.

“At the same time, cost discipline remains a cornerstone of Vuzix’ strategy. The Company achieved a 22% year-over-year reduction in quarterly total operating expenses during the third quarter, enhancing financial efficiency and extending our operational runway,” noted Mr. Travers.

The following table compares condensed elements of the Company’s unaudited summarized Consolidated Statements of Operations data for the three months ended September 30, 2025 and 2024, respectively:

	For Three Months Ended September 30
	($000s, except per share amounts)
	2025	2024
Sales:
Sales of Products	$896	$988
Sales of Engineering Services	265	397
Total Sales	1,161	1,386

Total Cost of Sales	1,572	1,646

Gross Loss	(411)	(260)

Operating Expenses:
Research and Development	2,936	2,334
Selling and Marketing	1,147	1,766
General and Administrative	2,575	4,347
Depreciation and Amortization	424	411
Impairment on Intangible Asset	-	182

Loss from Operations	(7,494)	(9,299)

Total Other Income	140	77

Net Loss	(7,354)	(9,222)

Loss per Common Share	$(0.09)	$(0.14)

Third Quarter 2025 Financial Results

For the three months ended September 30, 2025, total revenues decreased by 16% to $1.2 million versus $1.4 million for the comparable period in 2024. The decrease was the result of a 9% decrease in smart glasses products sales, primarily M400 smart glasses, and a 33% decrease in engineering services revenues as compared to the prior year’s third quarter.

There was an overall gross loss of $0.4 million for the three months ended September 30, 2025 as compared to a gross loss of $0.3 million for the same period in 2024. The $0.2 million increase in gross loss was primarily the result of lower revenues which did not allow the Company to adequately absorb relatively fixed manufacturing overheads.

Research and Development expense was $2.9 million for the three months ended September 30, 2025, versus $2.3 million for the comparable 2024 period, an increase of approximately 26% primarily due to higher external development costs for new products and depreciation expense, partially offset by lower non-cash stock-based compensation expense.

Selling and Marketing expense was $1.1 million for the three months ended September 30, 2025, versus $1.8 million for the comparable 2024 period, a decrease of approximately 35%. The drop was primarily due to a reduction in bad debt expense, a recovery of previously written-off bad debt, and a decline in non-cash stock-based compensation expense.

General and Administrative expense for the three months ended September 30, 2025 was $2.6 million versus $4.3 million for the comparable 2024 period, a decrease of approximately 41%. The decrease was largely due to a reduction in non-cash stock-based compensation expense.

Total operating expenses for the quarter were down 22% year-over-year.

The net loss for the three months ended September 30, 2025 was $7.4 million, or $0.09 cents per share versus a net loss of $9.2 million, or $0.14 cents per share for the comparable period in 2024.

Net cash flows used in operating activities were $5.0 million for the third quarter of 2025 versus $5.3 million for the comparable 2024 period. As of September 30, 2025, the Company held cash and cash equivalents of $22.6 million and an overall working capital position of $24.3 million.

Management Outlook

“Looking ahead, both our enterprise business and OEM pipeline continue to build, with defense and security remaining core leading initiatives,” continued Mr. Travers. “For Q4 2025, we expect robust year-over-year and sequential growth across product revenue and engineering services, driven by progress on several in-flight OEM programs and by fulfilling a high six-figure smart-glasses backlog for a leading global online retailer.”

“Strategically, we are advancing our OEM-driven model while scaling our direct enterprise deployments. Our partnership with Quanta, combined with advancements in waveguide manufacturing, positions Vuzix to meet rising demand for scalable, high-performance AI smart-glasses. At CES 2026, we plan to showcase our latest co-developed concepts with OEM partners, highlighting the versatility of our technology and the breadth of applications it enables,” concluded Mr. Travers.

Conference Call Information

Date: Thursday, November 13, 2025

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/ or directly at https://event.choruscall.com/mediaframe/webcast.html?webcastid=qSyvjzjm

Participating on the call will be Paul Travers, President and Chief Executive Officer, Grant Russell, Chief Financial Officer, and Chris Parkinson, President of Enterprise Solutions, who will discuss operational and financial highlights for the quarter ended September 30, 2025.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on November 13, 2025, at approximately 5:30 p.m. (ET). To access this replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference replay ID# is 13756897.

About Vuzix Corporation

Vuzix is a leading designer, manufacturer and marketer of AI-powered Smart Glasses, Waveguides and Augmented Reality (AR) technologies, components and products for the enterprise, medical, defense and consumer markets. The Company’s products include head-mounted smart personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality, as well OEM waveguide optical components and display engines. Vuzix holds more than 450 patents and patents pending and numerous IP licenses in the fields of optics, head-mounted displays, and the AR wearables field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2024 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in: Rochester, NY; and Kyoto and Okayama, Japan. For more information, visit the Vuzix website, X and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, improvements in the Company’s waveguides and manufacturing capacity, ongoing R&D project successes, existing and new engineering services programs and their eventual conversion to volume production OEM programs, future revenue and operating results, the amount and impact of operating expense cash reductions, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com